                                                                    Exhibit 12.1

SPACEHAB, Incorporated and Subsidiary
Computation of Ratios of Earnings to Fixed Charges


                                                                              Year ended September 30,               Nine months
                                                               --------------------------------------------------   ended June 30,
                                                                  1993               1994             1995              1996
                                                               -------------    ---------------  ----------------  ----------------
Fixed charges:
       Interest expense, net of capitalized interest          $   4,209,113          4,863,332         1,364,520           698,997
       Capitalized interest                                       3,600,000                  -           262,046           766,000
       Portion of rent expense representative of interest (1)        70,333             72,333            70,667            60,914
                                                               -------------    ---------------  ----------------  ----------------

Total fixed charges                                           $   7,879,446          4,935,665         1,697,233         1,525,911

Earnings (loss):
       Income (loss) before income taxes                      $   4,127,546          9,678,891        16,044,520        31,740,638
       Fixed charges, less capitalized interest                   4,279,446          4,935,665         1,435,187           759,911
                                                               -------------    ---------------  ----------------  ----------------

Earnings (loss) adjusted for fixed charges                    $   8,406,992         14,614,556        17,479,707        32,500,549

Ratio of earnings (loss) to fixed charges                              1.07 x             2.96 x           10.30 x           21.30 x

Deficiency in earnings to cover fixed charges                 $           -                  -                 -                 -

                                                                                             Three months ended
                                                                   Year ended                  September 30,
                                                                    June 30,        ----------------------------------
                                                                     1997               1996               1997
                                                                ----------------    ---------------    ---------------
Fixed charges:
       Interest expense, net of capitalized interest                    955,015            360,282            201,576
       Capitalized interest                                             345,315                  -            343,000
       Portion of rent expense representative of interest (1)           152,382             25,095             41,688
                                                                ----------------    ---------------    ---------------

Total fixed charges                                                   1,452,712            385,377            586,264

Earnings (loss):
       Income (loss) before income taxes                             13,528,537         (7,073,581)        (5,654,140)
       Fixed charges, less capitalized interest                       1,107,397            385,377            243,264
                                                                ----------------    ---------------    ---------------

Earnings (loss) adjusted for fixed charges                           14,635,934         (6,688,204)        (5,410,876)

Ratio of earnings (loss) to fixed charges                                 10.07 x                -                  -

Deficiency in earnings to cover fixed charges                                 -          7,073,581          5,997,140

(1)   One-third of rent expense is deemed to be representative of interest.